November 19, 2003



TO:  All  Limited   Partners  in  the  Geodyne  Energy  Income  Limited
     Partnership III-A

RE:  Election to extend term of Partnership for additional two years


     As previously described to you, the limited partnership agreement, as amended (the "Agreement") for the above referenced Geodyne Energy Income Limited Partnership (the "Partnership") provides that the Partnership will automatically terminate and dissolve on November 22, 2003.

     The Agreement gives Geodyne Resources as General Partner an option to extend the term of the Partnership for up to five additional two year terms. Four years ago Geodyne exercised the first such extension, and two years ago, Geodyne exercised the second such extension. Geodyne is hereby notifying you that it has elected to extend the Partnership's term for a third, additional two year period, thereby extending the Partnership's term until November 22, 2005, and has amended the Partnership's Agreement of Limited Partnership accordingly.

     If you have any questions concerning the Partnership's extension please contact Geodyne Investor Services at 918-583-1791 or 888-436-3963.

                                      Very truly yours,

                                      GEODYNE RESOURCES, INC.,
                                      General Partner

                                      //s// Dennis R. Neill

                                      Dennis R. Neill
                                      President